Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact at Neurocrine Biosciences

Investor Relations

(858) 617-7600

NEUROCRINE BIOSCIENCES REPORTS FIRST QUARTER 2011 RESULTS

COMPANY PROVIDES UPDATE ON ELAGOLIX END OF PHASE II MEETING

San Diego, CA, May 3, 2011 - Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced its financial results for the quarter ended March 31, 2011. For the first quarter of 2011, the Company reported net income of $2.9 million, or $0.05 per share, compared with a net loss of $8.6 million, or $0.19 per share, for the same period in 2010. This $11.5 million improvement in operating results is primarily due to the Company’s collaboration agreements with Abbott and Boehringer Ingelheim.

The Company’s balance sheet at March 31, 2011 reflected total assets of $134.0 million, including cash, cash equivalents, investments and receivables of $124.9 million compared with balances at December 31, 2010 of $144.4 million and $135.1 million, respectively.

“Our operating results were as expected for the first quarter of 2011, concluding with a very productive FDA meeting on elagolix at the end of March,” said Kevin Gorman, Ph.D., President and Chief Executive Officer of Neurocrine Biosciences. “The co-primary endpoints of daily dysmenorrhea and non-menstrual pelvic pain will be used for the pivotal studies, with a responder analysis to assess efficacy. We are currently preparing Phase III protocols for submission to the FDA, and planning for the start of the Phase III program in endometriosis as well as a Phase II study in Uterine Fibroids later this year.”

Revenues for the first quarter of 2011 were $12.5 million compared with $0.8 million for the same period last year. The increase in revenues of $11.7 million is primarily due to revenues recognized under our collaboration agreements with Abbott and Boehringer Ingelheim which began in June 2010. During the first quarter of 2011, the Company recognized revenue of $2.9 million from Abbott in the form of sponsored development funding and an additional $7.3 million in revenue resulting from amortization of up-front license fees. During the first quarter of 2011, the Company recognized revenue of $0.4 million from Boehringer Ingelheim in the form of sponsored research funding and an additional $1.3 million resulting from amortization of up-front license fees.

Research and Development expenses decreased to $7.3 million during the first quarter of 2011 compared with $7.6 million for the same period in 2010. The decrease in expense was a result of lower external clinical development expenses related to the elagolix program, partially offset by higher external clinical development expenses related to the VMAT2 program. Additionally, research and development personnel expenses increased quarter over quarter. General and Administrative expenses were consistent at $3.2 million for each of the first quarters of 2010 and 2011.

Other income decreased to $0.9 million during the first quarter of 2011 from $1.5 million for the first quarter of 2010. The decrease is primarily due to a one-time $0.5 million realized gain on the sale of one auction rate security in the first quarter of 2010.

Pipeline Highlights

Elagolix Update

Abbott and Neurocrine held an end of Phase II meeting with the FDA in March 2011. At that meeting, agreement was reached with the FDA that the independent co-primary daily endpoints of dysmenorrhea and non-menstrual pelvic pain would be utilized during the pivotal studies. Additionally, the FDA has agreed that a responder analysis would be appropriate for statistical evaluation of efficacy.

Abbott and Neurocrine are currently completing Phase III protocols for the pivotal trials and will be submitting these to the FDA shortly. Phase III trials for endometriosis are planned to start in the fourth quarter of 2011. Additionally, Phase II trials assessing elagolix in Uterine Fibroids are expected to start in the third quarter of 2011.

VMAT2 Update

The Company’s VMAT2 compound, NBI-98854, successfully completed two Phase I safety studies in healthy male volunteers and a Phase IIa study in Tardive Dyskinesia patients. Based on these three Canadian studies, the Company has begun the Investigational New Drug (IND) application process in the United States. The FDA Division of Psychiatry has granted a June 2011 meeting date to discuss the IND with the Company.

The Company is starting three-month in-vivo toxicology studies to support longer dosing regimens. A placebo-controlled cross-over design Phase II study is expected to be initiated in the United States during the third quarter of this year to further assess NBI-98854. A larger, longer-term Phase IIb study is planned to be initiated in early 2012 to assess three-month dosing of NBI-98854.

Urocortin 2 Update

The Christchurch Cardioendocrine Research Group at University of Otago, Christchurch School of Medicine and Health Sciences, New Zealand, in collaboration with the Company, is enrolling patients with Acute Decompensated Heart Failure in a Phase II study of urocortin 2, and has enrolled 43 patients as of mid-April, of a planned total patient population of 50.

Additionally, urocortin 2 studies are underway at the Centre for Cardiovascular Sciences at The University of Edinburgh through a British Heart Foundation grant. Nine studies are expected to be conducted in both healthy volunteers and patients with stable congestive heart failure to determine the impact of urocortin 2 infusions on biomarkers of cardiovascular function and dysfunction.

The Company has completed several Phase I studies and two Phase II studies of urocortin 2 in patients with stable congestive heart failure. These Phase II studies showed urocortin 2 to be well tolerated with positive hemodynamic effects as evidenced by increases in cardiac output and efficiency.

Conference Call and Webcast Tomorrow at 8:00AM Eastern Time

Neurocrine will hold a live conference call and webcast tomorrow at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time). Participants can access the live conference call by dialing 800-894-5910 (US) or 785-424-1052 (International) using the conference ID: 7NBIX. The call can also be accessed via the webcast through the Company’s website at http://www.neurocrine.com.

If you are unable to attend the webcast and would like further information on this announcement please contact the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the conference call will be available approximately one hour after the conclusion of the call by dialing 800-753-5212 (US) or 402-220-2673 (International) using the conference ID: 7NBIX. The call will be archived for two weeks.

Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world, including endometriosis, stress-related disorders, pain, diabetes, insomnia, and other neurological and endocrine-related diseases and disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com

In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s R & D pipeline and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s R & D pipeline include risk that elagolix, the company’s lead clinical program, will fail to demonstrate that elagolix is safe and effective; risk that elagolix Phase III clinical trials will be delayed for regulatory or other reasons; and risks associated with the Company’s dependence on corporate collaborators for Phase III development, commercial manufacturing and marketing and sales activities. In addition, the Company faces risks and uncertainties with respect to the rest of the Company’s R & D pipeline including risk that the Company’s clinical candidates will not be found to be safe and effective; risk that the Company’s urocortin 2 and VMAT2 clinical candidates will not proceed to later stage clinical trials; and risk that the Company’s research programs will not identify pre-clinical candidates for further development. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities;

uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2010. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

NEUROCRINE BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Revenues:
Sponsored research and development	$3,274	$23
License fees and milestones	9,238	730

Total revenues	12,512	753

Operating expenses:
Research and development	7,317	7,576
General and administrative	3,156	3,199
Cease-use expense	100	147

Total operating expenses	10,573	10,922

Income (loss) from operations	1,939	(10,169)

Other income:
Interest and other income	127	703
Gain on disposal of assets	816	830

Total other income	943	1,533

Net income (loss)	$2,882	$(8,636)

Net income (loss) per common share:
Basic and Diluted	$0.05	$(0.19)

Shares used in the calculation of net income (loss) per common share:
Basic	54,983	46,618
Diluted	56,114	46,618

NEUROCRINE BIOSCIENCES, INC. Condensed Consolidated Balance Sheets (in thousands)
	March 31, 2011	December 31, 2010
	(unaudited)
Cash, cash equivalents and short-term marketable securities	$121,639	$126,865
Other current assets	4,945	6,186

Total current assets	126,584	133,051

Property and equipment, net	1,309	1,532
Long-term investments	—	3,739
Restricted cash	6,104	6,102

Total assets	$133,997	$144,424

Current liabilities	$49,028	$52,777
Long-term liabilities	61,975	72,302
Stockholders’ equity	22,994	19,345

Total liabilities and stockholders’ equity	$133,997	$144,424